March 6, 2015

Via EDGAR

Mr. Brad Skinner

Senior Assistant Chief Accountant

Division of Corporation Finance

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Penn Virginia Corporation

Form 10-K for Fiscal Year Ended December 31, 2013

Filed February 24, 2014

File No. 001-13283

Dear Mr. Skinner:

On February 6, 2015, the Staff of the Securities and Exchange Commission (the “Staff”) issued a comment letter to Penn Virginia Corporation (the “Company”) regarding the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The responses provided below are numbered to correspond to the Staff’s comments, which have been reproduced here for ease of reference.

Form 10-K for the Fiscal Year Ended December 31, 2013

Properties, page 17

Proved Undeveloped Reserves, page 19

1.	As part of your response to prior comment number one from our letter dated December 19, 2014, you have provided us with an analysis of your PUD volumes as of December 31, 2013 and the changes in those volumes during the year then ended. Provide us with additional analyses that show corresponding information for the years ended December 31, 2010, December 31, 2011 and December 31, 2012.

Response: The following tables set forth the PUD roll-forward analyses for each of the years requested. Please also refer to the Company’s response to prior comment number four for a discussion of changes in the Company’s development activities during these years.

United States Securities and Exchange Commission

March 6, 2015

Year Ended December 31, 2010

2010 PUDs Initially Booked in 2006

None

2010 PUDs Initially Booked in 2007

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	—	—	2.3	0.38
Revisions of previous estimates	—	—	—	—
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	—	—	2.3	0.38

2010 PUDs Initially Booked in 2008

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	5.38	7.13	250.5	54.25
Revisions of previous estimates	(2.85)	(2.12)	(139.6)	(28.24)
Extensions, discoveries and other additions	—	—	—	—
Purchase/(sale) of reserves	(0.10)	(0.10)	(1.2)	(0.40)
Conversion to proved developed reserves	(1.85)	(3.44)	(58.1)	(14.98)
Proved undeveloped reserves at end of year	0.58	1.47	51.5	10.64

2010 PUDs Initially Booked in 2009

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	2.63	2.89	135.5	28.11
Revisions of previous estimates	(0.75)	1.48	(6.1)	(0.28)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	1.88	4.37	129.4	27.82

2010 PUDs Initially Booked in 2010

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	—	—	—	—
Revisions of previous estimates*	1.16	5.39	83.7	20.50
Extensions, discoveries and other additions	0.43	2.70	63.8	13.73
Purchase of reserves	—	—	1.8	0.30
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	1.59	8.09	149.1	34.53

*	Includes reserves associated with replacing old vertical well locations with new horizontal locations.

United States Securities and Exchange Commission

March 6, 2015

Year Ended December 31, 2011

2011 PUDs Initially Booked in 2007

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	—	—	2.3	0.38
Revisions of previous estimates	—	—	(2.3)	(0.38)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	—	—	—	—

2011 PUDs Initially Booked in 2008

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	0.58	1.47	51.5	10.64
Revisions of previous estimates	(0.23)	(0.15)	(1.9)	(0.69)
Extensions, discoveries and other additions	—	—	—	—
Purchase/(sale) of reserves	—	—	(9.4)	(1.57)
Conversion to proved developed reserves	(0.05)	(0.12)	(1.4)	(0.41)
Proved undeveloped reserves at end of year	0.31	1.19	38.8	7.98

2011 PUDs Initially Booked in 2009

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	1.88	4.37	129.4	27.82
Revisions of previous estimates	(0.93)	(0.93)	(26.3)	(6.25)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	(0.33)	(0.64)	(6.6)	(2.07)
Proved undeveloped reserves at end of year	0.62	2.80	96.5	19.50

2011 PUDs Initially Booked in 2010

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	1.59	8.09	149.1	34.53
Revisions of previous estimates	(0.02)	(0.34)	(0.4)	(0.41)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	1.57	7.76	148.7	34.12

United States Securities and Exchange Commission

March 6, 2015

2011 PUDs Initially Booked in 2011

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	—	—	—	—
Revisions of previous estimates*	—	—	8.6	1.44
Extensions, discoveries and other additions	4.49	0.35	46.6	12.61
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	4.49	0.35	55.3	14.05

*	Includes reserves associated with replacing old vertical well locations with new horizontal locations.

Year Ended December 31, 2012

2012 PUDs Initially Booked in 2008

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	0.31	1.19	38.8	7.98
Revisions of previous estimates	(0.15)	(0.78)	(24.6)	(5.03)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	(2.3)	(0.38)
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	0.16	0.42	12.0	2.57

2012 PUDs Initially Booked in 2009

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	0.62	2.80	96.5	19.50
Revisions of previous estimates	(0.12)	(0.98)	(44.2)	(8.46)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	(0.7)	(0.12)
Conversion to proved developed reserves	(0.20)	(0.39)	(3.75)	(1.21)
Proved undeveloped reserves at end of year	0.30	1.43	48.6	9.83

2012 PUDs Initially Booked in 2010

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	1.57	7.76	148.7	34.12
Revisions of previous estimates	—	(0.12)	(11.2)	(1.99)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	(1.7)	(0.29)
Proved undeveloped reserves at end of year	1.57	7.63	135.8	31.84

United States Securities and Exchange Commission

March 6, 2015

2012 PUDs Initially Booked in 2011

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	4.49	0.35	55.3	14.05
Revisions of previous estimates	(1.25)	(0.06)	(32.8)	(6.78)
Extensions, discoveries and other additions	—	—	—	—
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	(2.06)	(0.19)	(1.0)	(2.41)
Proved undeveloped reserves at end of year	1.18	0.09	21.5	4.87

2012 PUDs Initially Booked in 2012

	Crude Oil	NGLs	Natural Gas	Oil Equivalents
	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)
Proved undeveloped reserves at beginning of year	—	—	—	—
Revisions of previous estimates*	0.54	0.67	8.9	2.69
Extensions, discoveries and other additions	10.63	2.18	11.3	14.69
Purchase of reserves	—	—	—	—
Conversion to proved developed reserves	—	—	—	—
Proved undeveloped reserves at end of year	11.17	2.85	20.1	17.38

*	Includes reserves associated with replacing old vertical well locations with new horizontal locations.

2.	Your response to prior comment number 2 indicates, in part, that you do not separately budget for PUD reserve development drilling. In view of this, tell us whether, and, if so, how, you ensure that the future development costs underlying the determination of PUD reserves for reserve reporting and accounting purposes are reflected in your capital budgets. Separately, given that you do not separately track actual development costs for PUD locations, tell us whether, and, if so, how, you compare actual development costs to projected development costs underlying your determination of PUD reserves. On a related point, if you do not track actual development costs for PUD reserves, explain how you are able to determine the capital expenditure amounts required to be disclosed by Item 1203(c) of Regulation S-K.

Response: The Company would like to clarify its response to prior comment number 2, which addressed only the level of detail included in the Company’s capital budget at the time such budget was prepared. While the Company identifies in each capital budget the wells it expects to drill, it does not specifically note in the budget which drilling locations are PUDs versus non-PUDs. Notwithstanding the foregoing, the Company does prepare future development cost estimates for each location and also tracks actual costs for each well drilled.

The cost estimates used for budgeting and to support the determination of PUD reserves are based on the assumptions then in use in preparing authorizations for expenditures (AFEs). These cost estimates are based on the proposed footage to be drilled and the number of fracture stimulation stages anticipated for each location. The Company also tracks actual costs by AFE for each well drilled, and these statistics are an integral part of how the Company continuously refines its cost assumptions to maintain AFE estimates that reflect current conditions.

United States Securities and Exchange Commission

March 6, 2015

As described above, the Company does track actual costs for its capital expenditures program. At the end of each year, the Company aggregates those costs that relate to drilling locations previously identified as PUDs. The Company uses those total actual costs in its determination of capital expenditure amounts required to be disclosed by Item 1203(c) of Regulation S-K.

3.	Please revise your response to prior comment number 3 to clarify, for each of the four years 2010 through 2013, how the actual PUD locations drilled in the subsequent year compared to the locations scheduled to be drilled during that year per the reserve estimates as of the end of the prior year. For example, explain how many of the 33 PUD locations scheduled to be drilled during 2011 per the year end 2010 reserve report were drilled during 2011. Also, tell us of any PUD locations drilled in 2011 that were replacements for, or in addition to, the 33 scheduled in your year end 2010 reserve report.

Response: The following tables show PUD locations modeled in the reserve reports for each of 2010, 2011, 2012 and 2013 as scheduled to be drilled in the upcoming year, the actual number of those PUD locations that were drilled in the following year, any substitute PUDs that were drilled in the following year and any additional development wells that were drilled in the following year:

PUDs included in year end 2010 reserve report	33

2010 PUDs drilled in 2011	17
Substitute PUDs drilled in 2011	4
Additional development wells drilled in 2011*	26

Total development wells drilled as reported in 2011 Form 10-K	47

PUDs included in year end 2011 reserve report	34

2011 PUDs drilled in 2012	17
Substitute PUDs drilled in 2012	5
Additional development wells drilled in 2012*	14

Total development wells drilled as reported in 2012 Form 10-K	36

PUDs included in year end 2012 reserve report	50

2012 PUDs drilled in 2013	9
Substitute PUDs drilled in 2013	3
Additional development wells drilled in 2013*	47

Total development wells drilled as reported in 2013 Form 10-K	59

United States Securities and Exchange Commission

March 6, 2015

PUDs included in year end 2013 reserve report	100

2013 PUDs drilled in 2014	48
Substitute PUDs drilled in 2014	19
Additional development wells drilled in 2014*	17

Total development wells drilled as reported in 2014 Form 10-K	84

*	Consists of locations that were previously classified as probable or possible as well as, most notably during 2013, any PUD locations that were acquired during the year.

In addition, the Company had 28 wells in progress at December 31, 2014, of which 19 had been identified at December 31, 2013 as PUDs scheduled to be drilled during 2014. These wells will be reported as drilled in 2015.

4.	Provide us a schedule that shows the ultimate disposition or current status of all PUD locations which, per your December 31, 2010, 2011 and 2012 reserve reports, were scheduled to be drilled in the following year but were not drilled in that year. For example, show the disposition or current status of all PUD locations which, as of December 31, 2010, were scheduled to be drilled in 2011 but were not drilled during that year.

Response: The following schedule show the date of drilling, sale or elimination of all PUDs scheduled to be drilled in the year following each of the reserve reports for 2010, 2011 and 2012:

2010 PUDs
Scheduled to be drilled in 2011	33
Drilled in 2011	17
Drilled in 2012	5
Sold in 2012	2
Eliminated from PUD category in 2011	2
Eliminated from PUD category in 2012	1
Eliminated from PUD category in 2013	2
Eliminated from PUD category in 2014	4
Remaining as PUDs at year-end 2014	0
2011 PUDs
Scheduled to be drilled in 2012	34
Drilled in 2012	17
Drilled in 2013	3
Drilled in 2014	1
Eliminated from PUD category in 2013	6
Eliminated from PUD category in 2014	6
Remaining as PUDs at year-end 2014	1

United States Securities and Exchange Commission

March 6, 2015

2012 PUDs
Scheduled to be drilled in 2013	50
Drilled in 2013	9
Drilled in 2014	12
Eliminated from PUD category in 2013	9
Eliminated from PUD category in 2014	8
Remaining as PUDs at year-end 2014	12

5.	Send us a schedule which shows, for each of the locations underlying your PUD reserves as of December 31, 2012 and 2013, the date the development plan for the location was originally developed and the date of any subsequent revision to that development plan.

Response: The following tables show the histories of each PUD location reflected on the reserve reports for 2012 and 2013, from the year of original booking through December 31, 2014.

2012 Reserve Report

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
PUDs Booked in 2008**
1	Mississippi	2009	2010	2014	2014	2014	5-Year Rule
2	Mississippi	2009	2010	2014	2014	2014	5-Year Rule
3	Mississippi	2009	2010	2014	2014	2014	5-Year Rule
4	Mississippi	2009	2010	2014	2014	2014	5-Year Rule
5	East Texas	2011	2011	2013	2013	2014	5-Year Rule
6	Mid-Continent	2011	2011	2012	2012	2013	Drilled
7	Mid-Continent	2011	2012	2012	2012	2013	5-Year Rule
8	Mid-Continent	2012	2011	2011	2012	2013	5-Year Rule
9	Mid-Continent	2012	2012	2012	2013	2013	5-Year Rule

** While these PUDs were booked in 2008, the five-year rule was not effective until 2009.

PUDs Booked in 2009
10	Mississippi		2010	2013	2013	2013	5-Year Rule
11	Mississippi		2010	2013	2013	2013	5-Year Rule
12	Mississippi		2010	2014	2014	2014	5-Year Rule
13	Mississippi		2010	2014	2014	2014	5-Year Rule
14	Mississippi		2011	2013	2013	2013	5-Year Rule
15	Mississippi		2011	2014	2014	2014	5-Year Rule
16	Mississippi		2011	2014	2014	2014	5-Year Rule
17	Mississippi		2011	2014	2014	2014	5-Year Rule
18	Mississippi		2012	2014	2014	2014	5-Year Rule
19	East Texas		2011	2013	2013	2014	5-Year Rule
20	East Texas		2011	2013	2013	2014	5-Year Rule
21	East Texas		2011	2013	2013	2014	5-Year Rule
22	East Texas		2011	2014	2014	2014	5-Year Rule

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
23	East Texas		2011	2015	2015	2014	5-Year Rule
24	East Texas		2011	2015	2015	2014	5-Year Rule
25	East Texas		2011	2015	2015	2014	5-Year Rule
26	East Texas		2012	2015	2015	2014	5-Year Rule
27	East Texas		2012	2015	2015	2014	5-Year Rule
28	East Texas		2012	2015	2015	2014	5-Year Rule
29	East Texas		2013	2014	2014	2014	5-Year Rule
30	East Texas		2013	2014	2014	2014	5-Year Rule
31	East Texas		2013	2014	2014	2014	5-Year Rule
32	Mid-Continent		2011	2011	2012	2014	2014	5-Year Rule
33	Mid-Continent		2011	2011	2012	2014	2014	5-Year Rule
34	Mid-Continent		2011	2011	2013	2014	2014	5-Year Rule
35	Mid-Continent		2011	2011	2013	2014	2014	5-Year Rule
36	Mid-Continent		2011	2012	2013	2014	2014	5-Year Rule
37	Mid-Continent		2012	2011	2012	2014	5-Year Rule
38	Mid-Continent		2012	2012	2013	2014	2014	5-Year Rule
39	Mid-Continent		2012	2012	2013	2014	2014	5-Year Rule
40	Mid-Continent		2012	2012	2013	2014	2014	5-Year Rule

PUDs Booked in 2010
41	Mississippi			2013	2013	2015	2015	5-Year Rule
42	Mississippi			2013	2013	2015	2015	5-Year Rule
43	Mississippi			2013	2013	2015	2015	5-Year Rule
44	Mississippi			2013	2013	2015	2015	5-Year Rule
45	Mississippi			2013	2013	2015	2015	5-Year Rule
46	Mississippi			2013	2013	2015	2015	5-Year Rule
47	Mississippi			2013	2013	2015	2015	5-Year Rule
48	Mississippi			2013	2013	2015	2015	5-Year Rule
49	Mississippi			2013	2013	2015	2015	5-Year Rule
50	East Texas			2013	2013	2015	2015	5-Year Rule
51	East Texas			2013	2013	2015	5-Year Rule
52	East Texas			2013	2013	2015	5-Year Rule
53	East Texas			2013	2013	2015	5-Year Rule
54	East Texas			2013	2013	2015	5-Year Rule
55	East Texas			2013	2013	2015	5-Year Rule
56	East Texas			2013	2013	2015	5-Year Rule
57	East Texas			2013	2013	2015	5-Year Rule
58	East Texas			2013	2013	2015	5-Year Rule
59	East Texas			2013	2013	2015	2015	5-Year Rule
60	East Texas			2013	2013	2015	2015	5-Year Rule
61	East Texas			2013	2013	2015	2015	5-Year Rule
62	East Texas			2013	2013	2015	5-Year Rule
63	East Texas			2014	2014	2014	2015	Sold
64	East Texas			2014	2014	2014	2015	Sold
65	East Texas			2014	2014	2014	2015	Sold
66	East Texas			2014	2014	2014	5-Year Rule
67	East Texas			2014	2014	2015	5-Year Rule
68	East Texas			2014	2014	2015	5-Year Rule
69	East Texas			2014	2014	2015	5-Year Rule

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
70	East Texas			2014	2014	2015	5-Year Rule
71	East Texas			2014	2014	2015	5-Year Rule
72	East Texas			2014	2014	2015	5-Year Rule
73	East Texas			2014	2014	2015	5-Year Rule
74	East Texas			2014	2014	2015	2015	5-Year Rule
75	East Texas			2014	2014	2015	2015	5-Year Rule
76	East Texas			2014	2014	2015	2015	5-Year Rule
77	East Texas			2014	2014	2015	2015	5-Year Rule
78	East Texas			2014	2014	2015	2015	5-Year Rule
79	East Texas			2014	2014	2015	2015	5-Year Rule
80	East Texas			2014	2014	2015	2015	5-Year Rule
81	East Texas			2014	2014	2015	5-Year Rule
82	East Texas			2014	2014	2015	5-Year Rule
83	East Texas			2014	2014	2015	5-Year Rule
84	East Texas			2014	2014	2015	2015	5-Year Rule
85	East Texas			2014	2014	2015	2015	5-Year Rule
86	East Texas			2014	2014	2015	2015	5-Year Rule
87	East Texas			2014	2014	2015	2015	5-Year Rule
88	East Texas			2014	2014	2015	2015	5-Year Rule
89	East Texas			2014	2014	2015	5-Year Rule
90	East Texas			2014	2014	2015	5-Year Rule
91	East Texas			2014	2014	2015	5-Year Rule
92	East Texas			2014	2014	2015	5-Year Rule
93	East Texas			2014	2014	2015	5-Year Rule
94	East Texas			2014	2014	2015	5-Year Rule
95	East Texas			2014	2014	2015	2015	5-Year Rule
96	East Texas			2014	2014	2015	2015	5-Year Rule
97	East Texas			2014	2014	2015	2015	5-Year Rule
98	East Texas			2014	2014	2015	2015	5-Year Rule
99	East Texas			2014	2014	2015	2015	5-Year Rule
100	East Texas			2014	2014	2015	5-Year Rule
101	East Texas			2015	2015	2014	5-Year Rule
102	East Texas			2015	2015	2014	5-Year Rule
103	East Texas			2015	2015	2014	5-Year Rule
104	East Texas			2015	2015	2015	2015	Sold
105	East Texas			2015	2015	2015	2015	Sold
106	East Texas			2015	2015	2015	2015	Sold
107	East Texas			2015	2015	2015	2015	Sold
108	East Texas			2015	2015	2015	2015	Sold
109	East Texas			2015	2015	2015	2015	Sold
110	East Texas			2015	2015	2015	2015	5-Year Rule
111	East Texas			2015	2015	2015	2015	5-Year Rule
112	East Texas			2015	2015	2015	2015	5-Year Rule
113	East Texas			2015	2015	2015	5-Year Rule
114	East Texas			2015	2015	2015	5-Year Rule
115	East Texas			2014	2015	2015	5-Year Rule

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
PUDs Booked in 2011
116	Pennsylvania				2012	2013	5-Year Rule
117	Pennsylvania				2013	2013	5-Year Rule
118	Mississippi				2014	2014	2016	Sold
119	Mississippi				2014	2014	5-Year Rule
120	Mississippi				2015	2015	2016	Sold
121	Mississippi				2015	2015	2016	Sold
122	Mississippi				2015	2015	2016	Sold
123	Mississippi				2015	2015	2016	Sold
124	Mississippi				2015	2015	2016	Sold
125	Mississippi				2015	2015	2016	Sold
126	Mississippi				2015	2015	2016	Sold
127	Mississippi				2015	2015	2016	Sold
128	Mississippi				2015	2015	2016	Sold
129	Mississippi				2015	2015	2016	Sold
130	Mississippi				2015	2015	5-Year Rule
131	Mississippi				2015	2015	5-Year Rule
132	South Texas				2012	2013	2014	Drilled
133	South Texas				2012	2013	2014	Dropped
134	South Texas				2012	2013	2015	2016
135	South Texas				2012	2013	2016	5-Year Rule
136	South Texas				2012	2013	Drilled
137	South Texas				2012	2013	Drilled

PUDs Booked in 2012
138	South Texas					2013	Drilled
139	South Texas					2013	2016	5-Year Rule
140	South Texas					2013	2015	2017
141	South Texas					2013	2016	Drilled
142	South Texas					2013	2016	Drilled
143	South Texas					2013	2015	Drilled
144	South Texas					2013	2015	2016
145	South Texas					2013	2015	2016
146	South Texas					2013	Drilled
147	South Texas					2013	Drilled
148	South Texas					2013	2015	5-Year Rule
149	South Texas					2013	2016	2016
150	South Texas					2013	2015	Drilled
151	South Texas					2013	2015	Drilled
152	South Texas					2013	2014	Dropped
153	South Texas					2013	2016	5-Year Rule
154	South Texas					2013	2014	Drilled
155	South Texas					2013	2014	Drilled
156	South Texas					2013	2014	Drilled
157	South Texas					2013	2016	2016
158	South Texas					2013	2016	2017
159	South Texas					2013	2014	Drilled
160	South Texas					2013	2014	5-Year Rule
161	South Texas					2013	2016	2017
162	South Texas					2013	Drilled
163	South Texas					2013	2016	2017

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
164	South Texas					2013	Dropped
165	South Texas					2013	2014	2017
166	South Texas					2013	2016	Drilled
167	South Texas					2013	2015	2016
168	South Texas					2013	Drilled
169	South Texas					2013	Drilled
170	South Texas					2013	2014	Drilled
171	South Texas					2013	2014	Dropped
172	South Texas					2013	2014	2015
173	South Texas					2014	2016	2017
174	South Texas					2014	2015	2016
175	South Texas					2014	2015	2015
176	South Texas					2014	2015	2016
177	South Texas					2014	2016	2016
178	South Texas					2014	Dropped
179	South Texas					2014	2016	5-Year Rule
180	South Texas					2014	2014	Drilled
181	South Texas					2014	2014	Drilled
182	South Texas					2014	2016	2017
183	South Texas					2014	Drilled
184	South Texas					2014	Drilled
185	South Texas					2014	2015	2016
186	South Texas					2014	2014	Drilled
187	South Texas					2014	2016	2017
188	South Texas					2014	Drilled
189	East Texas					2017	2017	2017
190	East Texas					2017	2017	2017
191	East Texas					2017	2017	2017
192	East Texas					2017	2017	2017

2013 Reserve Report

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
PUDs Booked in 2009
1	Mid-Continent		2011	2011	2012	2014	2014	5-Year Rule
2	Mid-Continent		2011	2011	2012	2014	2014	5-Year Rule
3	Mid-Continent		2011	2011	2013	2014	2014	5-Year Rule
4	Mid-Continent		2011	2011	2013	2014	2014	5-Year Rule
5	Mid-Continent		2011	2012	2013	2014	2014	5-Year Rule
6	Mid-Continent		2012	2012	2013	2014	2014	5-Year Rule
7	Mid-Continent		2012	2012	2013	2014	2014	5-Year Rule
8	Mid-Continent		2012	2012	2013	2014	2014	5-Year Rule

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
PUDs Booked YE 2010
9	Mississippi			2015	2015	2015	2015	Sold
10	Mississippi			2015	2015	2015	2015	Sold
11	Mississippi			2015	2015	2015	2015	Sold
12	Mississippi			2015	2015	2015	2015	Sold
13	Mississippi			2015	2015	2015	2015	Sold
14	Mississippi			2015	2015	2015	2015	Sold
15	Mississippi			2014	2014	2014	2015	Sold
16	Mississippi			2014	2014	2014	2015	Sold
17	Mississippi			2014	2014	2014	2015	Sold
18	East Texas			2013	2013	2015	2015	5-Year Rule
19	East Texas			2014	2014	2015	2015	5-Year Rule
20	East Texas			2014	2014	2015	2015	5-Year Rule
21	East Texas			2014	2014	2015	2015	5-Year Rule
22	East Texas			2014	2014	2015	2015	5-Year Rule
23	East Texas			2014	2014	2015	2015	5-Year Rule
24	East Texas			2013	2013	2015	2015	5-Year Rule
25	East Texas			2013	2013	2015	2015	5-Year Rule
26	East Texas			2013	2013	2015	2015	5-Year Rule
27	East Texas			2013	2013	2015	2015	5-Year Rule
28	East Texas			2013	2013	2015	2015	5-Year Rule
29	East Texas			2013	2013	2015	2015	5-Year Rule
30	East Texas			2013	2013	2015	2015	5-Year Rule
31	East Texas			2013	2013	2015	2015	5-Year Rule
32	East Texas			2013	2013	2015	2015	5-Year Rule
33	East Texas			2013	2013	2015	2015	5-Year Rule
34	East Texas			2013	2013	2015	2015	5-Year Rule
35	East Texas			2013	2013	2015	2015	5-Year Rule
36	East Texas			2014	2014	2015	2015	5-Year Rule
37	East Texas			2014	2014	2015	2015	5-Year Rule
38	East Texas			2014	2014	2015	2015	5-Year Rule
39	East Texas			2014	2014	2015	2015	5-Year Rule
40	East Texas			2014	2014	2015	2015	5-Year Rule
41	East Texas			2014	2014	2015	2015	5-Year Rule
42	East Texas			2014	2014	2015	2015	5-Year Rule
43	East Texas			2014	2014	2015	2015	5-Year Rule
44	East Texas			2014	2014	2015	2015	5-Year Rule
45	East Texas			2014	2014	2015	2015	5-Year Rule
46	East Texas			2014	2014	2015	2015	5-Year Rule
47	East Texas			2014	2014	2015	2015	5-Year Rule
48	East Texas			2015	2015	2015	2015	5-Year Rule
49	East Texas			2015	2015	2015	2015	5-Year Rule
50	East Texas			2015	2015	2015	2015	5-Year Rule

PUDs Booked YE 2011
51	Mississippi				2014	2014	2016	Sold
52	Mississippi				2015	2015	2016	Sold
53	Mississippi				2015	2015	2016	Sold
54	Mississippi				2015	2015	2016	Sold
55	Mississippi				2015	2015	2016	Sold
56	Mississippi				2015	2015	2016	Sold

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
57	Mississippi				2015	2015	2016	Sold
58	Mississippi				2015	2015	2016	Sold
59	Mississippi				2015	2015	2016	Sold
60	Mississippi				2015	2015	2016	Sold
61	Mississippi				2015	2015	2016	Sold
62	South Texas				2012	2013	2014	Drilled
63	South Texas				2012	2013	2014	Dropped
64	South Texas				2012	2013	2015	2016
65	South Texas				2012	2013	2016	5-Year Rule

PUDs Booked YE 2012
66	East Texas					2017	2017	2017
67	East Texas					2017	2017	2017
68	East Texas					2017	2017	2017
69	East Texas					2017	2017	2017
70	South Texas					2013	2014	Drilled
71	South Texas					2013	2016	5-Year Rule
72	South Texas					2013	2014	Drilled
73	South Texas					2013	2014	Drilled
74	South Texas					2013	2014	Drilled
75	South Texas					2013	2014	Drilled
76	South Texas					2013	2014	5-Year Rule
77	South Texas					2013	2014	2017
78	South Texas					2013	2014	Drilled
79	South Texas					2013	2014	Dropped
80	South Texas					2013	2014	2015
81	South Texas					2013	2015	2017
82	South Texas					2013	2015	Drilled
83	South Texas					2013	2015	2016
84	South Texas					2013	2015	2016
85	South Texas					2013	2015	5-Year Rule
86	South Texas					2013	2015	Drilled
87	South Texas					2013	2015	Drilled
88	South Texas					2013	2015	2016
89	South Texas					2013	2016	Drilled
90	South Texas					2013	2016	Drilled
91	South Texas					2013	2016	2016
92	South Texas					2013	2016	5-Year Rule
93	South Texas					2013	2016	2016
94	South Texas					2013	2016	2017
95	South Texas					2013	2016	2017
96	South Texas					2013	2016	2017
97	South Texas					2013	2016	Drilled
98	South Texas					2014	2014	Drilled
99	South Texas					2014	2014	Drilled
100	South Texas					2014	2014	Drilled
101	South Texas					2014	2015	2016
102	South Texas					2014	2015	2016
103	South Texas					2014	2015	2015

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
104	South Texas					2014	2015	2016
105	South Texas					2014	2016	2017
106	South Texas					2014	2016	2016
107	South Texas					2014	2016	5-Year Rule
108	South Texas					2014	2016	2017
109	South Texas					2014	2016	2017

PUDs Booked YE 2013
110	South Texas						2014	Drilled
111	South Texas						2014	Drilled
112	South Texas						2014	In-Progress
113	South Texas						2014	2017
114	South Texas						2014	Drilled
115	South Texas						2014	Drilled
116	South Texas						2014	Dropped
117	South Texas						2014	In-Progress
118	South Texas						2014	Drilled
119	South Texas						2014	Drilled
120	South Texas						2014	Drilled
121	South Texas						2014	2015
122	South Texas						2014	In-Progress
123	South Texas						2014	Drilled
124	South Texas						2014	Drilled
125	South Texas						2014	Drilled
126	South Texas						2014	Drilled
127	South Texas						2014	2018
128	South Texas						2014	5-Year Rule
129	South Texas						2014	2018
130	South Texas						2014	In-Progress
131	South Texas						2014	In-Progress
132	South Texas						2014	In-Progress
133	South Texas						2014	2015
134	South Texas						2014	2017
135	South Texas						2014	2017
136	South Texas						2014	Drilled
137	South Texas						2014	Drilled
138	South Texas						2014	Drilled
139	South Texas						2014	In-Progress
140	South Texas						2014	In-Progress
141	South Texas						2014	Drilled
142	South Texas						2014	Drilled
143	South Texas						2014	Drilled
144	South Texas						2014	Drilled
145	South Texas						2014	Drilled
146	South Texas						2014	Drilled
147	South Texas						2014	Drilled
148	South Texas						2014	2015
149	South Texas						2014	Drilled
150	South Texas						2014	In-Progress

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
151	South Texas						2014	In-Progress
152	South Texas						2014	In-Progress
153	South Texas						2014	2017
154	South Texas						2014	Drilled
155	South Texas						2014	In-Progress
156	South Texas						2014	In-Progress
157	South Texas						2014	In-Progress
158	South Texas						2014	Drilled
159	South Texas						2014	Drilled
160	South Texas						2014	Drilled
161	South Texas						2014	2016
162	South Texas						2014	In-Progress
163	South Texas						2014	In-Progress
164	South Texas						2014	Drilled
165	South Texas						2014	In-Progress
166	South Texas						2014	2017
167	South Texas						2014	2017
168	South Texas						2014	Drilled
169	South Texas						2014	Drilled
170	South Texas						2014	Drilled
171	South Texas						2014	Drilled
172	South Texas						2014	In-Progress
173	South Texas						2014	In-Progress
174	South Texas						2014	Dropped
175	South Texas						2014	Dropped
176	South Texas						2014	Drilled
177	South Texas						2014	Drilled
178	South Texas						2014	2015
179	South Texas						2014	2015
180	South Texas						2014	Drilled
181	South Texas						2014	Drilled
182	South Texas						2014	Drilled
183	South Texas						2014	Drilled
184	South Texas						2014	Drilled
185	South Texas						2014	Drilled
186	South Texas						2014	Drilled
187	South Texas						2015	2015
188	South Texas						2015	2015
189	South Texas						2015	Drilled
190	South Texas						2015	Drilled
191	South Texas						2015	Drilled
192	South Texas						2015	2018
193	South Texas						2015	2018
194	South Texas						2015	2018
195	South Texas						2015	2018
196	South Texas						2015	Drilled
197	South Texas						2015	2016
198	South Texas						2015	2018
199	South Texas						2015	2018
200	South Texas						2015	2018

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
201	South Texas						2015	2018
202	South Texas						2015	2018
203	South Texas						2015	5-Year Rule
204	South Texas						2015	2016
205	South Texas						2015	2018
206	South Texas						2015	2018
207	South Texas						2015	2017
208	South Texas						2015	2017
209	South Texas						2015	2015
210	South Texas						2015	2015
211	South Texas						2015	2017
212	South Texas						2015	2015
213	South Texas						2015	5-Year Rule
214	South Texas						2015	Drilled
215	South Texas						2015	Drilled
216	South Texas						2015	5-Year Rule
217	South Texas						2015	5-Year Rule
218	South Texas						2015	2018
219	South Texas						2015	2017
220	South Texas						2015	2015
221	South Texas						2015	2017
222	South Texas						2015	2017
223	South Texas						2015	Drilled
224	South Texas						2015	Drilled
225	South Texas						2015	2017
226	South Texas						2015	5-Year Rule
227	South Texas						2015	2018
228	South Texas						2015	5-Year Rule
229	South Texas						2015	2018
230	South Texas						2015	2018
231	South Texas						2015	2018
232	South Texas						2015	5-Year Rule
233	South Texas						2015	2015
234	South Texas						2015	5-Year Rule
235	South Texas						2015	5-Year Rule
236	South Texas						2015	2016
237	South Texas						2015	Drilled
238	South Texas						2015	Drilled
239	South Texas						2015	Drilled
240	South Texas						2015	2016
241	South Texas						2015	2016
242	South Texas						2015	2017
243	South Texas						2015	Drilled
244	South Texas						2015	2015
245	South Texas						2015	2015
246	South Texas						2015	2015
247	South Texas						2015	2017
248	South Texas						2015	2016
249	South Texas						2015	2016
250	South Texas						2015	2015

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
251	South Texas						2015	2015
252	South Texas						2015	2017
253	South Texas						2015	2015
254	South Texas						2015	2015
255	South Texas						2015	2016
256	South Texas						2016	2016
257	South Texas						2016	2016
258	South Texas						2016	2016
259	South Texas						2016	2016
260	South Texas						2016	2017
261	South Texas						2016	2017
262	South Texas						2016	2018
263	South Texas						2016	2018
264	South Texas						2016	2017
265	South Texas						2016	2017
266	South Texas						2016	2016
267	South Texas						2016	2017
268	South Texas						2016	2016
269	South Texas						2016	2016
270	South Texas						2016	2018
271	South Texas						2016	2018
272	South Texas						2016	2018
273	South Texas						2016	2018
274	South Texas						2016	2018
275	South Texas						2016	2018
276	South Texas						2016	2018
277	South Texas						2016	2018
278	South Texas						2016	5-Year Rule
279	South Texas						2016	2018
280	South Texas						2016	2018
281	South Texas						2016	5-Year Rule
282	South Texas						2016	2018
283	South Texas						2016	5-Year Rule
284	South Texas						2016	2018
285	South Texas						2016	5-Year Rule
286	South Texas						2016	5-Year Rule
287	South Texas						2016	5-Year Rule
288	South Texas						2016	5-Year Rule
289	South Texas						2016	5-Year Rule
290	South Texas						2016	2016
291	South Texas						2016	2016
292	South Texas						2016	2018
293	South Texas						2016	2018
294	South Texas						2016	2018
295	South Texas						2016	2017
296	South Texas						2016	2017
297	South Texas						2016	2017
298	South Texas						2016	2016
299	South Texas						2016	2016
300	South Texas						2016	2016

United States Securities and Exchange Commission

March 6, 2015

		Year Scheduled To Be Drilled
PUD #	Region	YE 2008	YE 2009	YE 2010	YE 2011	YE 2012	YE 2013	YE 2014
301	South Texas						2016	2017
302	South Texas						2016	2017
303	South Texas						2016	2017
304	South Texas						2016	2017
305	South Texas						2016	2018
306	South Texas						2016	2018
307	South Texas						2016	Dropped
308	South Texas						2016	2017
309	South Texas						2016	Dropped
310	South Texas						2016	2016
311	South Texas						2016	5-Year Rule
312	South Texas						2016	5-Year Rule
313	South Texas						2016	5-Year Rule
314	South Texas						2016	5-Year Rule
315	South Texas						2016	5-Year Rule
316	South Texas						2016	5-Year Rule
317	South Texas						2016	5-Year Rule
318	South Texas						2016	5-Year Rule
319	South Texas						2016	5-Year Rule
320	South Texas						2016	5-Year Rule
321	South Texas						2016	5-Year Rule
322	South Texas						2016	2015
323	South Texas						2016	2015
324	South Texas						2016	Dropped
325	South Texas						2016	Dropped
326	South Texas						2016	2017
327	South Texas						2016	Dropped
328	South Texas						2016	2018
329	South Texas						2016	2017
330	South Texas						2016	2018
331	South Texas						2016	2015
332	South Texas						2016	2016
333	South Texas						2016	2016
334	South Texas						2016	5-Year Rule
335	South Texas						2016	5-Year Rule
336	South Texas						2016	5-Year Rule
337	South Texas						2016	2016
338	South Texas						2016	2016
339	South Texas						2016	2016
340	South Texas						2016	2017
341	South Texas						2016	Drilled
342	South Texas						2016	2016
343	South Texas						2016	2016
344	South Texas						2016	2016
345	Mid-Continent						2015	5-Year Rule
346	Mid-Continent						2016	2016

United States Securities and Exchange Commission

March 6, 2015

In connection with this response letter, the Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in its filings with the Commission;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Company’s filings; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please contact me at (610) 687-8900 if you need additional information or would like to discuss any questions or comments.

Sincerely,

/s/ Steven A. Hartman
Steven A. Hartman
Senior Vice President and Chief Financial Officer

cc:	Nancy M. Snyder

Jenifer Gallagher